Exhibit 3.1

I, Natalie E. Tennant, Secretary of State of the

State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

MVB FINANCIAL CORP.

are filed in my office as required by the provisions of West Virginia Code are found to conform to law.  Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Given under my hand and the
Great Seal of the State of
West Virginia on this day of
March 21, 2014

Secretary of State

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION	MAR 21 2014
OF
MVB FINANCIAL CORP.

Pursuant to Section I 006, Article I 0, Chapter 3 I D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is MVB Financial Corp.

SECOND:   The following amendments to the Articles of Incorporation were adopted by the requisite vote of the shareholders of the corporation.

THIRD:  The date of the adoption was February 11, 2014.

FOURTH:    The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation in the manner prescribed by law:

RESOLVED, that the first paragraph of Article V of the Articles of Incorporation be amended to read, in its entirety, as follows:

ARTICLEV

The amount of the total authorized capital stock of said corporation shall be sixty million dollars ($60,000,000), which shall be divided into twenty million (20,000,000) shares of Common Stock with a value of $1.00 each per share, twenty million (20,000,000) shares of Class A Common Stock, par value $I .00 per share (“Class A Common Stock”); and twenty thousand (20,000) shares of Preferred Stock with a par value of$1,000 per share (“Preferred Stock”).

FURTHER RESOLVED, that the following be added to the end of Article V of the Articles of Incorporation:

Class A Common Stock shall be ranked junior to any Preferred Stock issued and outstanding, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation. The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Common Stock are as follows:

APPROVED

COMMISSIONER Of WV
DIVISION Of FINANCIAL INSTITUTIONS

‘

A.        Issuance in Series.  Class A Common Stock may be issued from time to time in one or more series. All shares of Class A Common Stock shall be of equal rank and shall be identical, except in respect of the particulars that are fixed in the Articles of Incorporation or may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of Class A Common Stock, whether of the same or a different series, shall be identical in all respects with the other shares of Class A Common Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

(i)           the rate of dividends;

(ii)          whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iii)         whether shares may be converted to Common Stock and if so, the terms and conditions of conversion;

(iv)         the amount payable upon shares in event of voluntary and involuntary liquidation;

(v)          sinking fund provisions, if any, for the redemption or purchase of shares;

(vi)         the terms and conditions, if any, on which shares may be converted; and

(vii)        voting rights, if any.

The Board of Directors of the corporation shall have all of the power and authority with respect to the shares of Class A Common Stock that the shareholders may delegate to the Board of Directors pursuant to the terms and provisions of Chapter 31D, Article 6, Sections 60I and 602 of the Code of West Virginia, as amended, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

B.        Dividends.  The holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, preferential dividends in cash, in the amounts or at the rate per annum fixed for such series, and no more.  Dividends on shares of the Class A Common Stock shall be payable as determined by the

Board of Directors.

C.        Dividend Restriction on Junior Stock.   So long as any shares of Class A Common Stock are outstanding, the corporation shall not pay or declare any cash dividends whatsoever on the Common Stock or any other class of stock ranking junior to the Class A Common Stock unless (i) any dividends payable on the Class A Common Stock of all series shall have been paid and (ii) there shall exist no default in respect of any sinking fund or purchase fund for the redemption or purchase of shares of Class A Common Stock of any series or such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Class A Common Stock of such series by a vote at a meeting called for such purpose or by written waiver with or without a meeting.

D.       Liquidation or Dissolution.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation, the holders of the Class A Common Stock shall be entitled to be paid in full, in the event of a voluntary or involuntary liquidation, dissolution or winding up, the respective amounts fixed for such series, plus in each case a sum equal to declared and unpaid dividends thereon to the date of payment thereof.  After such payment shall have been made in full to the holders of the Class A Common Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the stock of the corporation ranking junior to the Class A Common Stock in respect of dividends or distribution of assets upon liquidation according to their respective rights and preferences and in each case according to their respective shares. In the event that the assets of the corporation available for distribution to holders of Class A Common Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Class A Common Stock pro rata in proportion to the amounts payable upon such share thereof.

E.       Status of Shares Redeemed or Retired.   Class A Common Stock redeemed or otherwise retired by the corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Class A Common

Stock and may thereafter be reissued in the same manner as other authorized but unissued Class A Common Stock.

F.        Amendments. Subject to such requirements as may be prescribed by law or as may be expressly set forth in the foregoing provisions of this Article V or in any amendment to these Articles establishing and designating a series of shares of Class A Common Stock, any of the foregoing terms and provisions of this Article V may be altered, amended or repealed or the application thereof suspended or waived in any particular case and changes in any of the designations, preferences, limitations and relative rights of the Class A Common Stock may be made with the affirmative vote, at a meeting called for that purpose, or the written consent with or without a meeting, of the holders of at least a majority of the then issued and outstanding shares of Class A Stock voting at the meeting in person or by proxy.

FIFTH:   Contract name and number of person to reach in case of problem with filing:

Name:	Charles D. Dunbar, Esq.
Phone:	(304) 340-1196

SIXTH: Signature of person executing document:

SVP& CFO
Signature